Exhibit 10.5

Autoliv

Supplementary Agreement to the Employment Agreement  for XX (the Employee)

The following Supplementary Agreement has been drawn up between Autoliv Inc, hereinafter called the Company, and the Employee. The Supplementary Agreement has been drawn up in respect of the Employee's early retirement pension benefits, hereinafter called Early Retirement Pension.

1. The Employee has attained the age of retirement specified under the national Swedish ITP plan (supplementary pension for salaried employees in industry and commerce), hereinafter called the ordinary age of retirement.

2. The Employee is ensured of the right to terminate his services and retire, at his won request, or on the instructions of the Company, as of and including the month when the Employee attains the age of 60.

     A mutual period of notification of six months shall be observed. It shall not be a requirement on either party to state any reason.

3. Early Retirement Pension benefits will be paid as of, and including, the month when the Employee attains the age of 60 and up to, and including, the month immediately before ordinary age of retirement in an amount equivalent to 60 (sixty) percent of the current full time basic salary at the time of Early retirement.

     Early Retirement Pension benefits will be paid on a monthly basis in arrears.

4. Early Retirement Pension benefits will be paid by the Company in the form of direct pension. In order to secure this pension undertaking, provided that the Employee is still a member of the Group's management team, the Company will purchase an endowment policy, to be owned by the Company, with the Employee as insured. The Company undertakes to pay the monthly premiums up to, and including, the month before the Employee attains the age of 60, however, only as long as the Employee remains a member of the Group management team. Otherwise the premium payments will case in the month after the month when the Employee ceased to be a member of the Group's executive team.

     Each month, commencing 1 January 2002, and when full time employment is in force, Early retirement is earned in accordance with the methodology of technical bases applied for insurance purposes.

     The policy will be pledged to the benefit of the Employee. The Company shall have a duty to inform the insurance company in regard to the pledging of the policy that has been purchased.

5. When payment of Early retirement benefits has commenced, the pension amount shall be increased each year in accordance with the terms of the insurance company's bonus policy.

6. Coordination shall be observed in respect of corresponding undertakings from earlier and/or current employees. The Employee shall have a duty to inform the Company with regard to the size of such undertakings (paid-up policies) that have been earned from former employers.

7. During the period of Early retirement, the Employee may not without the prior consent of the Company engage in assignments and undertakings in competitive operations.

8. During the period of payment, the amount of the Early retirement benefits shall, where applicable, be reduced by the amount of payments, made simultaneously, in the form of:
     - sickness benefits, disability pension or temporary disability pension in accordance with the provisions of the National Insurance Act
     - sickness benefits, life annuity in accordance with the provisions of employer's liability insurance
     - disability pension in accordance with the ITP plan, including any other compensation from health insurance purchased by the Company, or
     -  on grounds of statutory compensation requirements.

     Calculations in respect of coordination of the size of deductions shall be performed in accordance with the general insurance terms and rules otherwise established by SPP.

9. If the Employee is no longer a member of the Group's executive team, but his employment with the company is still in force, the Employee shall have the right to Early retirement based on the paid-up value of the policy at such point in time.

     The paid-up value of such policy shall be adjusted upwards annually in accordance with SPP's supplementary pension up to the date for payment of Early retirement.

10. In the event that employment at the Company ceases on grounds of notice of termination or dismissal before the age of 60, then Early retirement shall be based on the paid-up value of the policy at such point in time.

     The paid-up value of such policy shall be shall be adjusted upwards annually in accordance with SPP's supplementary pension up to the date for payment of Early retirement.

11. In the event that the Employee suffers disablement, fully or partially, and thereby receives sickness benefits, disability pension or temporary disability pension in accordance with the provisions of the National Insurance Act, then Early Retirement Pension will nonetheless be earned in full in accordance with the terms of this Agreement.

12. Provided that the Employee is still a member of the Group's executive team, the Company shall undertake, in connection with early retirement, either through SPP or in some other manner, to ensure that the Employee shall receive the same pension benefits after attainment of ordinary age of retirement, or at death before such date, as if the Employee has remained in the services of the Company up to the ordinary age of retirement with unchanged pension-bearing salary.

13. With regard to matters that are not specifically regulated by the terms of this Agreement, the insurance company's terms and conditions as well as insurance documentation in its pertinent parts, shall apply.

14. Employer's contribution tax, or similar taxes or fees for which the Company may become liable in connection with pension payments, shall be paid by the Company.

15. The Company states as a condition for any new owner (direct or indirect, through purchase, merger, consolidation or any other manner) of the entire, or major parts of the Company's business operations and/or assets, to assume and uphold the conditions of this Supplementary Agreement in the same manner and to the same extent as the Company would have done if no new owner was found. Negligence on the part of the Company to obtain such an undertaking or agreement from a new owner prior to such transfer coming into force, shall be equivalent to breach of contract, whereby the Employee shall have the right compensation from the Company in an equivalent amount, and on the same terms, to which the Employee would otherwise have had the right in accordance with the terms and conditions of this Supplementary Agreement.

16. The terms and conditions of this Supplementary Agreement have been drawn up in accordance with the rules governing the national pension plan, pension terms under the terms of collective agreements, taxation laws, etc, which were known at the time when this Supplementary Agreement was signed. If circumstances change to any great degree, the Company has the right and the obligation to adjust the terms and conditions of this Agreement, however, with due consideration of the underlying objective of this Supplementary Agreement.

Dated: 10 January, 2002


Signed:
Autoliv Inc.                        XX

                       Acknowledgement of Translation

The undersigned officer of Autoliv, Inc. hereby certifies that the foregoing translation of the Form of Supplementary Agreement to the Employment Agreement is a fair and accurate translation from Swedish of the original agreement within the meaning of Rule 306 under Regulation S-T under the Securities Act of 1933.


                                       /s/ Jorgen I. Svensson
                                       ----------------------------------
                                       Jorgen I. Svensson
                                       Vice President Legal, General Counsel
                                       and Secretary

                          Schedule to Exhibit 10.5
        Form of Supplementary Agreement to the Employment Agreement

         The Supplementary Agreements to the Employment Agreements between Autoliv, Inc. and the officers named below are identical in all material respects other than with respect to the date of the agreement, the age of retirement and the employment position of each officer, which are as follows:


Executive                     Position                                           Retirement    Date
                                                                                 Age

Jorgen I. Svensson            Vice President Legal, General Counsel, Secretary   60            4/30/97
Leif Berntsson                Vice President Quality                             60            4/30/97
Jan Olsson                    Vice President Engineering                         60            9/30/97
Magnus Lindquist              Vice President, Chief Financial Officer            60            2/22/01
Yngve Haland                  Vice President Research                            62            12/14/97
Mats Odman                    Director Corporate Communications                  62            12/14/97
Lars Sundberg                 Chief Information Officer                          62            2/7/01
Halver Jonzon                 Vice President Purchasing                          62            7/5/01
Hans-Goran Patring            Vice President Human Resources                     62            3/12/01